SECOND AMENDMENT TO THE

DRESSER-RAND GROUP INC.

2008 STOCK INCENTIVE PLAN

The Dresser-Rand Group Inc. 2008 Stock Incentive Plan is amended to read as follows, effective as of the date this Second Amendment is adopted:

1.           A new Section 2(dd) is added to read as follows:

“Executive” means an officer of the Company who, as of the date an Award is granted hereunder, is subject to the requirements of Section 16 of the Exchange Act.

2.           Section 6(c) is amended to read as follows:

No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 13) (i) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price), and (ii) without stockholder approval, an Option may not be cancelled, exchanged, substituted for, bought out by the Company or surrendered in exchange for cash, other Awards or a combination thereof.

3.           Section 6(d) is amended to read as follows:

Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Committee and set forth in an Award Agreement; provided, however, that with respect to Options granted to Executives, such Options that become exercisable based solely on continued employment and/or the passage of time may not become exercisable in full prior to the thirty-sixth month following its date of grant (or for an Option granted to induce an Executive to accept employment with the Company, the thirty-sixth month following the date of commencement of employment), but may be subject to pro-rata vesting over such period (except that the Committee may provide for the accelerated vesting of such Options in the event of the Participant’s retirement, death or Disability or in connection with a Change in Control); provided, however, that up to 2.5% of the total Awards authorized under the Plan may be granted with shorter vesting periods to Executives.  Unless provided otherwise in the applicable Award Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a termination of employment, the vesting period and/or exercisability of an Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

4.           Section 8(d) is amended to read as follows:

Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Qualifying Performance Criteria; provided, however, that the grant, issuance, retention, vesting and/or settlement of Shares under any such Award granted to an Executive that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant (or for Restricted Stock or Restricted Stock Units granted to induce an Executive to accept employment with the Company, the thirty-sixth month following the date of commencement of employment), but may be subject to pro-rata vesting over such period (except that the Committee may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s retirement, death or Disability or in connection with a Change in Control); provided, however, that up to 2.5% of the total Awards authorized under the Plan may be granted with shorter vesting periods to Executives.

Adopted this 15th day of March, 2010.

Dresser-Rand Group Inc.

By:     /s/ James A. Garman
James A. Garman
Vice President and Chief Administrative Officer